HEDSTROM HOLDINGS, INC. AND SUBSIDIARY
                     EARNINGS PER SHARE DISCLOSURE
                  For the year ended December 31, 1997
                        (Dollars in thousands)
                                 Income       Shares       Share
                               (Numerator)  (Denominator)  Amount

Basic Earnings Per Share:
  Net income                   $   9,576        52,153      $0.18

Effect of Dilutive Securities:
   Stock options in the money        --          2,374        --
   Buyback of shares at
    average price of $1.13           --         (2,111)
                                --------        -------     -----
   Net effect of stock options       --            263        --
                                --------        -------     -----
Diluted Earnings Per Share:
  Net income                   $   9,576        52,416      $0.18
                               =========        ======      =====

Options to purchase 1,767,912 shares of common stock at $1.25 per share were outstanding at December 31, 1997 but were not included in the computation of diluted EPS because average market price of the common shares was not greater than the options exercise price.